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                                                                       Exhibit 5


                                  May 11, 1995



Frozen Food Express Industries, Inc.
1145 Empire Central Place
Dallas, Texas 75265

Dear Ladies and Gentlemen:

  This firm has acted as counsel for Frozen Food Express Industries, Inc., a Texas corporation (the "Company"), in connection with the registration, on the Company's Registration Statement on Form S-8 (the "Registration Statement"), of the offer and sale of an aggregate of 125,000 shares of common stock, $1.50 par value per share, of the Company (the "Common Stock"), as that number of shares may be adjusted from time to time pursuant to the provisions of the Plan (hereinafter defined), that may be issued pursuant to stock options ("Stock Options") granted under the Frozen Food Express Industries, Inc. 1995 Non-Employee Director Stock Option Plan adopted on March 4, 1995, by the Company's Board of Directors and approved by the Company's shareholders at the Company's 1995 Annual Meeting of Shareholders (the "Plan"). Unless otherwise defined herein, each term used herein that is defined in the Plan has the meaning given such term in the Plan.

  In reaching the opinions set forth herein, this firm has reviewed the Plan, the Company's Articles of Incorporation and Bylaws, and, except as set forth below, certificates of public officials and officers of the Company, and matters of law that this firm deemed relevant.

  Based on and subject to the foregoing and subject further to the assumptions, exceptions, and qualifications hereinafter stated, this firm is of the opinion that each share of Common Stock registered pursuant to the Registration Statement, when and if issued in accordance with the terms of the Plan and the relevant option agreement, will be legally issued, fully paid, and non-assessable.
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  The opinion expressed above is subject to the following assumptions, exceptions, and qualifications:

  1. This firm has assumed that (i) all information contained in all documents reviewed by this firm is true and correct, (ii) all signatures on all documents reviewed by this firm are genuine, (iii) all documents submitted to this firm as originals are true and complete, (iv) all documents submitted as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by this firm had the legal capacity to do so, (vi) each person signing in a representative capacity any document reviewed by this firm had authority to sign in such capacity, and (vii) the laws of any jurisdiction other than Texas that govern any of the documents reviewed by this firm do not modify the terms that appear in any such document.

  2. This firm also has assumed that the Company will receive the full amount and type of consideration (as specified in the Plan and each applicable stock option agreement) for each of the shares of Common Stock registered pursuant the Registration Statement before the issuance of each of those shares of Common Stock pursuant to the applicable option agreement and that each grant of a Stock Option pursuant to the Plan will be duly authorized.

  The opinion expressed above is limited to the laws of the State of Texas and the federal laws of the United States of America.

  This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, this firm does not thereby admit that it comes within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                            Very truly yours,

                            BAKER & McKENZIE